Exhibit 15.2

Pyxis Tankers Inc.

59 K. Karamanli Street

Maroussi 15125

Greece

March 23, 2018

Dear Sir/Madam:

Reference is made to the annual report on Form 20-F of Pyxis Tankers Inc. (the “Company”) for the year ended December 31, 2017 (the “Annual Report”) and the registration statements on Form F-3 (File No. 333-222160 and File No. 333-222848) of the Company, as may be amended, including the prospectuses contained therein and any prospectus supplements related thereto (the “Registration Statements”). We hereby consent to the incorporation by reference in the Registration Statements of all references to our name in the Annual Report and to the use of the statistical information supplied by us as set forth in the Annual Report. We further advise the Company that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

(1) we have accurately described the information and data of the oil tanker shipping industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented; and

(2) our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the oil tanker shipping industry.

We hereby consent to the filing of this letter as an exhibit to the Annual Report, which is incorporated by reference into the Registration Statements and any related prospectuses.

Yours faithfully,

Nigel Gardiner

Group Managing Director

Drewry Shipping Consultants Ltd.

LONDON | DELHI | SINGAPORE | SHANGHAI

Drewry Shipping Consultants, 15-17 Christopher Street, London EC2A 2BS, United Kingdom

t: +44 (0) 20 7538 0191 f: +44 (0) 20 7987 9396 e: enquiries@drewry.co.uk

Registered in England No. 3289135 Registered VAT No. 830 3017 77

www.drewry.co.uk